Exhibit 2.1

STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE

by and among

HYPERMEDIA COMMUNICATIONS, INC.

a Florida Corporation

and

UNIVERCELL GLOBAL PHONE RENTAL, INC.

a Illinois Corporation

effective as of September 25, 2001

STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE

THIS STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE, made and entered into this     day of September, by and among Hypermedia Communications, Inc., a Florida corporation with its principal place of business located at 710 Oakfield Drive, Brandon, Florida 33511 ("Hypermedia"); Robert Esposito an individual located at 710 Oakfield Drive, Brandon, Florida 33511 (“Esposito”); Univercell Global Phone Rental, Inc., an Illinois Corporation with its principal place of business at 1 Randall Avenue, Pikesville, Maryland 21208 ("Univercell") and the shareholders of Univercell (“Shareholders”) as set forth on Exhibit A attached hereto (collectively Univercell and the shareholders of Univercell shall be known as the “Univercell Group”).

Premises

A.

This Agreement provides for the acquisition of Univercell whereby Univercell shall become a wholly owned subsidiary of Hypermedia and in connection therewith, the transfer of 35,000,000 shares of Hypermedia from Esposito to the Univercell shareholders.

B.

The and boards of directors of Univercell and Hypermedia have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their stockholders, respectively.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

Agreement

NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS AND WARRANTIES OF

                 HYPERMEDIA COMMUNICATIONS, INC.

AND ROBERT ESPOSITO

As an inducement to and to obtain the reliance of Univercell, Hypermedia and Esposito represents and warrants as follows:

Section 1.1

Organization.   Hypermedia  is a corporation duly organized, validly existing, and in good standing under the laws of Florida and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  Included in the Schedules attached hereto (hereinafter defined) are complete and correct copies of the articles of incorporation, bylaws and amendments thereto  as in effect on the date hereof.  The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not violate any provision of Hypermedia's articles of incorporation or bylaws.  Hypermedia  has full power, authority and legal right and has taken all action required by law, its articles of incorporation, its bylaws or otherwise to authorize the execution and delivery of this Agreement.

Section 1.2

Capitalization.

The authorized capitalization of Hypermedia consists of 50,000,000  Common Shares, $0.0001 par value per share, and 10,000,000 Preferred Shares, $0.0001 par value per share.   As of the date hereof, September 20, 2001 has 39,141,258 common shares issued and outstanding.  Hypermedia is presently a public company.  Hypermedia ‘s stock quotation is presently listed on the Over the Counter-Bulletin Board under the symbol NMNW and the company has filed all necessary reports, quarterly, annual and special with the Securities and Exchange Commission of the United States on a timely basis.

As of the Closing Date hereof, there are shares of Preferred Stock issued or outstanding.  All issued and outstanding shares are legally issued, fully paid and nonassessable and are not issued in violation of the preemptive or other rights of any person.  Hypermedia has no securities, warrants or options authorized or issued.

Section 1.3

Subsidiaries.

 Hypermedia has no subsidiaries.

Section 1.4

Tax Matters: Books and Records.

(a)    The books and records, financial and others, of Hypermedia are in all material respects complete and correct and have been maintained in accordance with good business accounting practices; and

(b)     Hypermedia  has no liabilities with respect to the payment of any country, federal, state, county, or local taxes (including any deficiencies, interest or penalties).

(c)     Hypermedia shall remain responsible for all debts incurred by Hypermedia prior to the date of closing.

Section 1.5

Litigation and Proceedings.   There are no actions, suits, proceedings or investigations pending or threatened by or against or affecting Hypermedia or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations, financial condition or income of  Hypermedia.  Hypermedia is not in default  with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.6

Material Contract Defaults.

 Hypermedia is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of  Hypermedia, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which Hypermedia has not taken adequate steps to prevent such a default from occurring.

            Section 1.7      Information.     The information concerning Hypermedia as set forth in this Agreement and in the attached Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made in light of the circumstances under which they were made, not misleading.  Hypermedia’s filings with the SEC are complete and accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made in light of the circumstances under which they were made, not misleading.

            Section 1.8       Title and Related Matters.      Hypermedia  has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interest in properties and assets, real and personal (collectively, the “Assets”) free and clear of all liens, pledges, charges or encumbrances.  Hypermedia owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with Hypermedia’s business.   No third party has any right to, and Hypermedia  has not received any notice of infringement of or conflict with asserted rights of other with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly on in the aggregate, if the subject of an unfavorable decision ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of Hypermedia or any material portion of its properties, assets or rights.

            Section 1.9    Contracts    On the closing date:

(a)   There are no material contracts, agreements franchises, license agreements, or  other  commitments to which Hypermedia  is a party or by which it or any of its properties are bound:

(b)     Hypermedia is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award materially and adversely affects, or in the future may (as far as Hypermedia can now foresee) materially and adversely affect , the business, operations, properties, assets or conditions of Hypermedia; and

(c)    Hypermedia is not a party to any material oral or written: (I) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii)  agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties, of obligations, which, in the aggregate exceeds $1,000; (v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; (vii) contract, agreement or other commitment involving payments by it for more than $10,000 in the aggregate.

             Section  1.10    Compliance With Laws and Regulations.    To the best of Hypermedia’s knowledge and belief, Hypermedia  has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Hypermedia or would not result in Hypermedia incurring material liability.

              Section 1.11    Insurance.      All of the insurable properties of Hypermedia are insured for Hypermedia ‘s benefit under valid and enforceable policy or policies containing substantially equivalent coverage and will be outstanding and in full force at the Closing Date.

               Section 1.12   Approval of Agreement.    The directors of Hypermedia have authorized the execution and delivery of the Agreement by and have approved the transactions contemplated hereby.

                Section 1.13  Material Transactions or Affiliations.    There  are no material contracts or agreements of arrangement between Hypermedia and any person, who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known to beneficially own ten percent (10%) or more of the issued and outstanding Common Shares of Hypermedia and which is to be performed in whole or in part after the date hereof.  Hypermedia has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into material transactions with any such affiliated person.

Section 1.14

No Conflict With Other Instruments.   The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which  Hypermedia  is a party or to which any of its properties or operations are subject.

Section 1.15

Governmental Authorizations.

Hypermedia has all licenses, franchises, permits or other governmental authorizations legally required to enable it to conduct its business in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Hypermedia of this Agreement and the consummation of  the transactions contemplated hereby.

Section 1.16 Filings.   Hypermedia and Esposito covenants that, for a period of one hundred and 20 days (120) from the Closing Date, it will make all filings required by the Securities Exchange Act in a timely manner, including but not limited to, the filing of a Form 8K within fifteen (15) days after the execution of this Agreement and the filing of an amended 8K with the audited financial statements within sixty (60) days thereafter.

Section 1.17 Investor and Public Relations.    Hypermedia and Esposito shall be responsible for all Investor Relations and Public Relations for the Company for one hundred and twenty (120) days after the Closing Date.

Section 1.18 Preferred Shares.   Hypermedia and Esposito covenant that within ten (10) days of the Closing Date, all actions necessary to cancel any outstanding preferred shares will be completed.

ARTICLE II

REPRESENTATIONS, COVENANTS AND WARRANTIES

OF   UNIVERCELL, INC.

As an inducement to, and to obtain the reliance of Hypermedia, Univercell represents and warrants as follows:

Section 2.1

Organization.

   Univercell is a corporation duly organized, validly existing and in good standing under the laws of Illinois and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in the country or states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  Included in the Attached Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation, bylaws and amendments thereto  as in effect on the date hereof.  The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Univercell's certificate of incorporation or bylaws.  Univercell has full power, authority and legal right and has taken all action required by law, its articles of incorporation, bylaws or otherwise to authorize the execution and delivery of this Agreement.

Section 2.2

Capitalization.   The authorized capitalization of Univercell consists of 10,000 shares, $1.00 par value.  As of the date hereof, there are 1,000 shares issued and outstanding.

As of the Closing date hereof, no shares of Preferred Stock will be issued and outstanding.  All issued and outstanding common shares have been legally issued, fully paid, are nonassessable and not issued in violation of the preemptive rights of any other person.  Univercell has no other securities, warrants or options authorized or issued.

Section 2.3

Subsidiaries.

      Univercell  has no subsidiaries.

Section 2.4

Tax Matters; Books & Records

(a)

The books and records, financial and others, of  Univercell  are in all material respects complete and correct and have been maintained in accordance with good business accounting practices; and

(b)

Univercell has no liabilities with respect to the payment of any country, federal, state, county, local or other taxes (including any deficiencies, interest or penalties) except with regard to the filing of Univercell’s tax return for 2000 and approximately $10,000 owed in payroll taxes.

(c)      Univercell shall remain responsible for all debts incurred prior to the closing, including, but not limited to the payroll taxes set forth in Section 2.4(b)

Section 2.5

Information.   The information concerning Univercell as set forth in this Agreement and in the attached  Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 2.6

Title and Related Matters.

  Univercell has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interests in properties and assets, real and personal (collectively, the "Assets") free and clear of all liens, pledges, charges or encumbrances.  Except as set forth in the Schedules attached hereto,  Univercell owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with Univercell's business.  Except as set forth in the attached  Schedules, no third party has any right to, and Univercell has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of Univercell or any material portion of its properties, assets or rights.

Section 2.7

Litigation and Proceedings.

There are no actions, suits or proceedings pending or threatened by or against or affecting Univercell, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse effect on the business, operations, financial condition, income or business prospects of Univercell except with regard to a potential lawsuit by Federal Express for approximately $20,000.  Univercell does not have any knowledge of any default on its part with respect to any judgement, order, writ, injunction, decree,  award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 2.8

Contracts.

On the Closing Date, Univercell is a party to an employment agreement with Sean Fulda and a consulting agreement with and a consulting agreement with Zeus Group, Inc. as set forth on Schedule 2.8 attached hereto.  In addition, on the Closing Date, Univercell is party to contracts with vendors and clients as is necessary to operate its business.

Section 2.9

No Conflict With Other Instruments.

The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which  Univercell  is a party or to which any of its properties or operations are subject.

Section 2.10

Material Contract Defaults.

To the best of Univercell's knowledge and belief, it is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of  Univercell, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which Univercell  has not taken adequate steps to prevent such a default from occurring except with regard to the potential lawsuit with Federal Express for $20,000.

Section 2.11

Governmental Authorizations.

To the best of Univercell’s knowledge,  Univercell has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Univercell of the transactions contemplated hereby.

Section 2.12

Compliance With Laws and Regulations.

To the best of Univercell's knowledge and belief, Univercell has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Univercell or would not result in Univercell 's incurring any material liability.

Section 2.13

Insurance.

None of the properties of Univercell are insured at the Closing Date.

Section 2.14

Approval of Agreement.

The directors of Univercell have authorized the execution and delivery of the Agreement and have approved the transactions contemplated hereby.

Section 2.15

Material Transactions or Affiliations.

As of the Closing Date, there will exist no material contract, agreement or arrangement between Univercell and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by Univercell to own beneficially, ten percent (10%) or more of the issued and outstanding Common Shares of Univercell and which is to be performed in whole or in part after the date hereof except with regard to an agreement with the Univercell shareholders providing for the distribution of cash to provide for payment of federal and state taxes on Subchapter S income.  Univercell has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

Section 2.16 Filings.   Univercell covenants that it will assist Hypermedia in the preparation of all filings required by the Securities Exchange Act in a timely manner, including but not limited to, the filing of a Form 8K within fifteen (15) days after the execution of this Agreement and the delivery of the audited financial statements for Univercell in sufficient time to allow for the filing of an amended 8K with the audited financial statements within sixty (60) days thereafter.

ARTICLE III

EXCHANGE PROCEDURE AND OTHER CONSIDERATION

Section 3.1

Share Exchange/Delivery of  Univercell  Securities.

On the Closing Date, the holders of all of the Univercell Common Shares shall deliver to Hypermedia (i) certificates or other documents evidencing all of the issued and outstanding Univercell Common Shares, duly endorsed in blank or with executed power attached thereto in transferrable form.  On the Closing Date, all previously issued and outstanding Common Shares of Univercell shall be transferred to  Hypermedia, so that Univercell shall become a wholly owned subsidiary of Hypermedia.

Section 3.2

Issuance of  Hypermedia  Common Shares.

In exchange for all of the Univercell Common Shares tendered pursuant to Section 3.1, Esposito shall transfer to the Univercell shareholders a total of 35,000,000 Hypermedia common shares which are restricted in accordance with Rule 144 of the 1933 Securities Act. The 35,000,000 common shares shall be transferred to the Univercell shareholders in the following manner:

A.

15,000,000 shares shall be issued to the Univercell shareholders upon execution of this Agreement and such shares shall held in escrow by Raice, Paykin and Kreg, LLP until Univercell provides the Hypermedia management with its completed audit as required by Item 7 of Form 8K as well as a business plan which is reasonably deemed satisfactory to the Hypermedia management;

B.

20,000,000 shares shall be held in escrow with a fully executed stock power to the Univercell shareholders by Anslow & Jaclin, LLP until Univercell provides the Hypermedia management with its completed audit as required by Item 7 of Form 8K as well as a business plan which is reasonably deemed satisfactory to the Hypermedia management.  If Univercell does not provide the satisfactory audit and business plan within one hundred and twenty (120) days from the date of the execution of the Agreement, then in the sole discretion of Hypermedia management, this Agreement shall be void.  At such time, the Hypermedia will “spin out” its shares of Univercell by having the former Univercell shareholders exchange their shares in Hypermedia for the shares of Univercell held by Hypermedia. At such time, Univercell shall cease operating as a subsidiary of Hypermedia.  If Univercell raises funds during the one hundred and twenty day period, such amount shall amount shall be a loan to Hypermedia.  In the event that Univercell is spun out as set forth above, then Univercell shall retain the money and the loan shall be deemed null and void.

Section 3.3

Events Prior to Closing.

Upon execution hereof or as soon thereafter as practical, management of Hypermedia and Univercell shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions rulings or other instruments required by this Agreement to be so delivered, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, subject only to the conditions to Closing referenced herein below.

Section 3.4

Closing.

The closing ("Closing") of the transactions contemplated by this Agreement shall be on or about September 25, 2001  ("Closing Date").

Section 3.5

Termination.

(a)

This Agreement may be terminated by the board of directors or majority interest of Shareholders of either Hypermedia or Univercell, respectively, at any time prior to the Closing Date if:

(i)

there shall be any action or proceeding before any court or any governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgement of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; or

(ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions.

In the event of termination pursuant to this paragraph (a) of this Section 3.5, no obligation, right, or liability shall arise hereunder and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

(b)

This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Hypermedia if Univercell shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Univercell contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to Univercell.  If this Agreement is terminated pursuant to this paragraph (b) of this Section 3.5, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

(c)     This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Univercell if Hypermedia shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Hypermedia contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to Hypermedia.  If this Agreement is terminated pursuant to this paragraph (d) of this Section 3.5, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

In the event of termination pursuant to paragraph (b) and (c) of this Section 3.5, the breaching party shall bear all of the expenses incurred by the other party in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

Section 3.6

Directors of Hypermedia After Acquisition.  After the Closing Date, Robert Esposito shall remain the sole director of Hypermedia.  Upon the satisfactory receipt of the audit and business plan and the issuance of the additional 20,000,000 Hypermedia shares to Univercell, the Board of Directors of Hypermedia shall be the following: Sean Fulda, David Friedman and Michael Fulda  Each director shall hold office until his successor shall have been duly elected and shall have qualified or until his earlier death, resignation or removal.

Section 3.7

Officers of Hypermedia .

  After the Closing Date, Robert Esposito shall remain the sole officer of Hypermedia.  Upon the satisfactory receipt of the audit and business plan and the issuance of the additional 20,000,000 Hypermedia shares to Univercell, the following persons shall be elected as officers of Hypermedia in accordance with procedures set forth in the Hypermedia bylaws:

NAME

OFFICE

Sean Fulda

Chief Executive Officer, President

Secretary and Treasurer

ARTICLE IV

SPECIAL COVENANTS

Section 4.1

Access to Properties and Records.     Prior to closing, Hypermedia and Univercell will each afford to the officers and authorized representatives of the other full access to the properties, books and records of each other, in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other and each will furnish the other with such additional financial and operating data and other information as to the business and properties of each other, as the other shall from time to time reasonably request.

Section 4.2

Availability of Rule 144.  Hypermedia and Univercell shareholders holding "restricted securities, " as that term is defined in Rule 144 promulgated pursuant to the Securities Act will remain as “restricted securities”.  Hypermedia is under no obligation to register such shares under the Securities Act, or otherwise.  The stockholders of Hypermedia and Univercell holding restricted securities of Hypermedia and Univercell as of the date of this Agreement and their respective heirs, administrators, personal representatives, successors and assigns, are intended third party beneficiaries of the provisions set forth herein.  The covenants set forth in this Section 4.2 shall survive the Closing and the consummation of the transactions herein contemplated.

Section 4.3

Special Covenants and Representations Regarding the Hypermedia  Common Shares to be Issued in the Exchange.  The consummation of this Agreement, including the issuance of the Hypermedia Common Shares to the Shareholders of Univercell as contemplated hereby, constitutes the offer and sale of securities under the Securities Act, and applicable state statutes.  Such transaction shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, inter alia, upon the circumstances under which the Univercell Shareholders acquire such securities.

Section 4.4

Third Party Consents.     Hypermedia and Univercell agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.5

Actions Prior and Subsequent to Closing.

(a)

From and after the date of this Agreement until the satisfactory receipt of the audit and business plan and the issuance of the additional 20,000,000 Hypermedia shares to Univercell, except as permitted or contemplated by this Agreement, Hypermedia will use its best efforts to:

(i)

carry on its business in substantially the same manner as it has heretofore;

(ii)

maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(iii)

maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iv)

perform in all material respects all of its obligations under material contracts, leases and instruments relating to or affecting its assets, properties and business;

(v)

maintain and preserve its business organization intact, to retain its key employees and to maintain its relationship with its material suppliers and customers; and

(vi)

fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities.

(b)

From and after the date of this Agreement until the satisfactory receipt of the audit and business plan and the issuance of the additional 20,000,000 Hypermedia shares to Univercell, Hypermedia will not, without the prior consent of Univercell  :

(i)

except as otherwise specifically set forth herein, make any change in its articles of incorporation or bylaws;

(ii)

declare or pay any dividend on its outstanding Common Shares, except as may otherwise be required by law, or effect any stock split or otherwise change its capitalization, except as provided herein;

(iii)

enter into or amend any employment, severance or agreements or arrangements with any directors or officers;

(v)

grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any Common Shares; or

(vi)

purchase or redeem any Common Shares.

Section 4.6

Indemnification.

(a)

   Hypermedia hereby agrees to indemnify Univercell, each of the officers, agents and directors and current shareholders of Univercell as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject to or rising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement; and

(b)          Univercell hereby agrees to indemnify Hypermedia, each of the officers, agents, directors and current shareholders of Hypermedia as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF HYPERMEDIA

The obligations of Hypermedia under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 5.1

Accuracy of Representations.  The representations and warranties made by Hypermedia in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at the Closing Date (except for changes therein permitted by this Agreement), and Hypermedia shall have performed or compiled with all covenants and conditions required by this Agreement to be performed or complied with by  Hypermedia  prior to or at the Closing.   Univercell shall be furnished with a certificate, signed by a duly authorized officer of Hypermedia and dated the Closing Date, to the foregoing effect.

Section 5.2

Director Approval.

The Board of Directors of Hypermedia shall have approved this Agreement and the transactions contemplated herein.

Section 5.3

Officer's Certificate.

  Univercell shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Hypermedia to the effect that:  (a)  the representations and warranties of Hypermedia set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Effective Date;  (b)  Hypermedia has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of this Agreement to be performed, satisfied or complied with by it as of the Effective Date;  (c)  since such date and other than as previously disclosed to  Univercell, Hypermedia has not entered into any material transaction other than transactions which are usual and  in the ordinary course if its business; and  (d) no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of Hypermedia, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Hypermedia Schedules, by or against Hypermedia which might result in any material adverse change in any of the assets, properties, business or operations of Hypermedia.

Section 5.4

No Material Adverse Change.

Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Hypermedia.

Section 5.5

Other Items.

    Univercell shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as Univercell may reasonably request.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF UNIVERCELL

The obligations of Univercell under this Agreement are subject to the satisfaction, at or before the Closing date (unless otherwise indicated herein), of the following conditions:

Section 6.1

Accuracy of Representations.

The representations and warranties made by Univercell in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Univercell shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Univercell prior to or at the Closing.  Hypermedia shall have been furnished with a certificate, signed by a duly authorized executive officer of Univercell and dated the Closing Date, to the foregoing effect.

Section 6.2     Director Approval.   The Board of Directors of Univercell shall have approved this Agreement and the transactions contemplated herein.

Section 6.3

Officer's Certificate.

         Hypermedia shall be furnished with a certificate dated the Closing date and signed by a duly authorized officer of Univercell to the effect that:  (a)  the representations and warranties of Univercell set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Effective Date; and (b)  Univercell had performed all covenants, satisfied all conditions, and complied with all other terms and provisions of the Agreement to be performed, satisfied or complied with by it as of the Effective Date.

Section 6.4

No Material Adverse Change.   Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which,  with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Univercell.

ARTICLE VII

MISCELLANEOUS

Section 7.1

Brokers and Finders.    Each party hereto hereby represents and warrants that it is under no obligation, express or implied, to pay certain finders in connection with the bringing of the parties together in the negotiation, execution, or consummation of this Agreement except with regard to the amount owed to Zeus Group, Inc. as set forth in Schedule 7.1.  The parties each agree to indemnify the other against any claim by any third person not listed in Schedule 7.1 for any commission, brokerage or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 7.2

Law,  Forum and Jurisdiction.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida, United States of America.

Section 7.3

Notices.

Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

If to Hypermedia :

Anslow & Jaclin, LLP

4400 Route 9, 2nd Floor

Freehold, New Jersey 07728

If to Univercell:

David Thomas, Esq.

185 Madison Avenue, 10th Floor

New York, New York 10016

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of  the date so delivered, mailed or telegraphed.

Section 7.4

Attorneys' Fees.

In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.5

Confidentiality.

Each party hereto agrees with the other party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except:  (i)  to the extent such data is a matter of public knowledge or is required by law to be published; and (ii)  to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

Section 7.6

Schedules; Knowledge.

Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

Section 7.7

Third Party Beneficiaries.

This contract is solely between Hypermedia and  Univercell and except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 7.8

Entire Agreement.

This Agreement represents the entire agreement between the parties relating to the subject matter hereof.  This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof.  There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein.  This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

Section 7.9

Survival; Termination.

The representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for 18 months.

Section 7.10

Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 7.11

 Amendment or Waiver.

Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party  of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 7.12

Expenses.

Each party herein shall bear all of their respective cost s and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof.

Section 7.13

Headings; Context.

The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

Section 7.14

Benefit.

This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder.  This Agreement shall not be assigned by any party without the prior written consent of the other party.

Section 7.15

Public Announcements.

Except as may be required by law, neither party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party hereto. Notwithstanding same, both parties agree that  Hypermedia  will be issuing a press release regarding this transaction.

Section 7.16

Severability.

In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable,  or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

Section 7.17

Failure of Conditions; Termination.

In the event of any of the conditions specified in this Agreement shall not be fulfilled on or before the Closing Date, either of the parties have the right either to proceed or, upon prompt written notice to the other, to terminate and rescind this Agreement.  In such event, the party that has failed to fulfill the conditions specified in this Agreement will liable for the other parties legal fees.  The election to proceed shall not affect the right of such electing party reasonably to require the other party to continue to use its efforts to fulfill the unmet conditions.

Section 7.18

No Strict Construction.

The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

Section 7.19

Execution Knowing and Voluntary.

In executing this Agreement, the parties severally acknowledge and represent that each:  (a) has fully and carefully read and considered this Agreement;  (b) has been or has had the opportunity to be fully apprized by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof;  (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

Section 7.20   Amendment.   At any time after the Closing Date, this Agreement may be amended by a writing signed by Robert Esposito and Sean Fulda, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

ATTEST:

HYPERMEDIA COMMUNICATIONS, INC.

______________________________

By:______________________________

ATTEST:

UNIVERCELL, INC.

_________________________

By:_______________________________

WITNESS:

___________________________

______________________________

ROBERT ESPOSITO

UNIVERCELL, INC. SHAREHOLDERS

___________________________

________________________________

___________________________

________________________________

___________________________

________________________________

___________________________

________________________________

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